Exhibit 99.1

234 Kingsley Park Drive Fort Mill, South Carolina 29715

News Release

TICKER SYMBOL	INVESTOR RELATIONS	MEDIA RELATIONS
(NYSE: UFS) (TSX: UFS)	Nicholas Estrela Director Investor Relations Tel.: 514-848-5049	David Struhs Vice-President Corporate Services and Sustainability Tel.: 803-802-8031

DOMTAR CORPORATION COMPLETES SALE OF PERSONAL CARE BUSINESS

(All financial information is in U.S. dollars, unless otherwise noted).

Fort Mill, SC, March 1, 2021 – Domtar Corporation (NYSE: UFS) (TSX: UFS) today announced that it completed the previously disclosed sale of its Personal Care business to affiliates of American Industrial Partners for $920 million. This divestiture is a significant milestone in the Company’s strategic transformation to become a leading paper, pulp and packaging company.

“The sale of The Personal Care business is part of our ongoing effort to strategically optimize our portfolio and allows us to strengthen our balance sheet, enhance liquidity and buy back shares,” said John D. Williams, President and Chief Executive Officer. “I want to thank the employees for their hard work and dedication throughout the process, and for their contributions over the years.”

Following the closing of the sale, Michael Fagan, President of Domtar Personal Care, will continue leading the Personal Care business and leave Domtar. Mr. Williams added “On behalf of the Board and Management Committee, I would like to thank Mike for his leadership and exemplary service.”

The Company plans to use $600 million of the proceeds to reduce debt and $300 million to repurchase shares.

About Domtar

Domtar is a leading provider of a wide variety of fiber-based products including communication, specialty and packaging papers, and market pulp. With approximately 6,600 employees serving more than 50 countries around the world, Domtar is driven by a commitment to turn sustainable wood fiber into useful products that people rely on every day. Domtar’s annual sales are approximately $3.7 billion, and its common stock is traded on the New York and Toronto Stock Exchanges. Domtar’s principal executive office is in Fort Mill, South Carolina. To learn more, visit www.domtar.com.

Forward-Looking Statements

Statements in this release about our plans, expectations and future performance, including the statements by Mr. Williams, are forward-looking statements. Actual results may differ materially from those suggested by these statements for a number of reasons, including the Covid-19 pandemic and the resulting decrease in paper sales and the challenges we face in maintaining manufacturing operations, changes in customer demand and pricing, changes in manufacturing costs, future acquisitions and divestitures, including facility closings, the failure to achieve our cost containment goals, costs of conversion in excess of our expectations, demand for linerboard, and the other reasons identified under “Risk Factors” in our Form 10-K for 2019 as filed with the SEC and as updated by subsequently-filed Form 10-Qs. Except to the extent required by law, we expressly disclaim any obligation to update or revise these forward-looking statements to reflect new events or circumstances or otherwise.

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